Exhibit 10.1

[Date]

Dear ______:

In recognition of your contributions to Lenox Group Inc (“formerly known as Department 56, Inc. and referred to herein as “LGI or the “Company”), and the Company’s desire to assure your continued services in your current position in the event of a pending or actual Change in Control (as defined) of LGI, the Company’s Board of Directors is pleased to offer you the Change of Control protection outlined in this letter agreement (“Agreement”).

1.            Term Of Agreement.  The Term of this Agreement shall commence on the date of this letter (the “Effective Date”) and end on the third anniversary of such date (the “Original Term”). The Original Term shall be automatically renewed for successive one-year terms (the “Renewal Terms”) unless at least 180 days prior to the expiration of the Original Term or any Renewal Term, either of us notifies the other in writing that you or we are electing to terminate this Agreement at the end of the then current Term. “Term” shall mean the Original Term and all Renewal Terms. If a Change in Control occurs during the Term, the Term shall not expire earlier than one year from the date of the Change in Control.

2.            Entitlement to Severance Benefits.

(a)           Cash Severance Benefit.  In the event your employment terminates under the circumstances specified below in this Section 2(a) (a “Termination”), you shall be entitled to receive the sum of the following, payable in a cash lump sum no earlier than the six-month anniversary of the Termination Date and no later than 15 days after the six-month anniversary of the Termination Date (the “Cash Severance Benefit”): (i) your Base Salary through the Termination Date; (ii) an amount equal to 200% of the sum of (x) your Base Salary plus (y) the highest annual cash bonus earned by you during the most recent three (3) completed fiscal years of the Company; and (iii) your pro rata annual incentive award at target for the year in which the Termination occurs.

A Termination shall occur and the Cash Severance Benefit shall be payable only if your employment Termination occurs without Cause or for Good Reason (other than due to death, disability or retirement at or after age 65), in either case within one year following a Change in Control.

Notwithstanding anything in this Agreement to the contrary, if (1) your employment is involuntarily Terminated (x) within four weeks prior to a public announcement by LGI of an agreement with a third party to effect a Change in Control, which agreement is approved by the LGI Board of Directors in force immediately prior to such announcement or (y) at any time from the time of such announcement through the closing of such agreement (or through the consummation of a Change in Control with or by a party competing with such third party) and (2) such Termination is under circumstances that would have entitled you to the Cash Severance Benefit if they had occurred following a Change in Control, then a Change in Control shall be deemed to have occurred on the date immediately prior to the date of such involuntary Termination for all purposes of this Agreement. Written notice of involuntary Termination shall be given to you by hand or overnight courier delivery to your most recent address contained in the Company’s personnel records and shall set forth in reasonable detail the relevant facts, circumstances and effective date of such Termination.

(b)          Other Severance Benefits. In addition to the benefits provided in Section 2(a), you shall also be entitled to the following: (i) elimination of all restrictions on vesting and exercise of any restricted or deferred stock awards outstanding on the Termination date; (ii) immediate vesting of all outstanding stock options and, to the extent permitted under Section 409A of the Code, the right to exercise such stock options for 36 months (or the remainder of the exercise period, if less); (iii) immediate vesting of all nonqualified retirement benefits; (iv) the current value of continued participation in all LGI benefit plans (described on annexed sheet) at the same benefit level at which you were participating on the Termination Date, assuming you were to continue participating in such plans for a period of 24 months, which amount shall be added to the Cash Severance Benefit and paid in accordance with the six-month delay set forth Section 2(a) above. Your right to continued participation in the D 56, Inc. 401(k) Retirement Savings Plan, D 56, Inc. Executive Compensation Exchange Plan (“KEYSOP”) and the Executive Nonqualified Excess Plan of Department 56, Inc. shall be subject to the eligibility and other terms and conditions of such plans (other than as modified or amended by this Section 2(b)) as they are in effect immediately prior to the Change in Control giving rise to the Cash Severance Benefit becoming payable to you under this Agreement.

(c)          Benefits Tax Gross-Up.  The amounts described in Section 2(b)(iv) regarding benefit plans shall be grossed up for taxes. The amount of the tax gross-up for this purpose shall include the amount of all federal, state and local income taxes imposed on the amounts received for such benefit plan payment at the maximum marginal rates then in effect and shall be calculated by LGI’s independent auditors.

(d)          Section 280(G) Gross-Up Protection. In the event you become entitled to payments or benefits, all or a portion of which become subject to tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any other similar tax, but not income tax of any nature (collectively, “Excise Tax”), LGI shall pay you an additional amount (“Gross-Up Payment”) such that the amount retained by you after reduction for any Excise Tax (including penalties or interest thereon) equals the amount to be paid to you by LGI hereunder prior to the imposition of such Excise Tax (“Total Payments”); provided that, in the event the amount to be retained after imposition of the Excise Tax is equal to or exceeds 80% of the Total Payments, no such Gross-Up Payment shall be made to you by LGI. The amount of the Gross-Up Payment shall include the amount of all federal, state and local income taxes (including, without limitation, Excise Tax) imposed on the Gross-Up Payment at the maximum marginal rates then in effect and shall be calculated by LGI’s independent auditors. In the event that such Gross-Up Payment is finally determined to be less than the amount necessary to achieve the purposes of this paragraph, LGI shall pay an additional amount to you in respect of such deficiency (including any interest and penalties). In the event that such Gross-Up Payment is finally determined to exceed the amount necessary to achieve the purposes of this paragraph, you must promptly repay the entire amount of such excess Gross-Up Payment to LGI.

(e)          No Mitigation; No Offset. In the event of any Termination, you shall be under no obligation to seek other employment; and no amounts due to you under this Agreement shall be subject to offset due to any remuneration attributable to subsequent employment that you may obtain.

(f)           Release. Termination payments and benefits to be made to you hereunder are conditioned upon your execution of a release in the form attached as Exhibit A to this Agreement. Upon the Company’s receipt of such release executed by you, the Company will provide to you an executed copy of the release attached as Exhibit B to this Agreement.

3.            Definitions.  For purposes of this Agreement, the following terms shall have the meanings ascribed to them.

(a)          “Base Salary” means the annualized rate of pay in effect on the Termination Date; provided that, if a reduction in Base Salary is the basis for a Termination for Good Reason, then “Base Salary” shall mean the rate of pay in effect immediately prior to such reduction.

(b)          “Cause” shall exist if: (i) you are convicted of, or plead nolo contendere to, any felony which materially and adversely impacts LGI’s financial condition or reputation, (ii) you engage in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out your duties which materially and adversely impacts LGI’s financial condition or reputation, or (iii) you violate Section 4 of this Agreement prior to Termination and that is the sole basis for your involuntary Termination.

(c)          A “Change in Control” shall be deemed to occur upon any of the following: (i) acquisition by any one “person” (as such term is defined in §3(a)(9) of the Securities and Exchange Act of 1934, as amended, and used in §13(d) and §14(d) thereof, including “group” as defined in §13(d) thereof) of 20% or more of LGI’s voting shares, (ii) directors elected to the LGI Board of Directors over any 24 month period not nominated by the LGI Nominating Committee represent 30% or more of the total number of directors constituting the LGI Board of Directors at the beginning of the period (for these purposes, a director “not nominated by the LGI Nominating Committee” shall include, without limitation, any individual(s) whose nomination results from an actual or threatened proxy contest or whose initial assumption of office as a director occurs as a result of an actual or threatened proxy contest or other actual or threatened solicitation or execution of proxies or consents by or on behalf of any “person(s)” other than the Company or the LGI Board of Directors); (iii) any merger, consolidation or other corporate combination upon the completion of which LGI shares do not represent more than 50% of the combined voting power of the resulting entity; and (iv) upon the sale of all or substantially all of the consolidated assets of LGI, other than a distribution to shareholders.

(d)          “Confidential Information” shall mean all information concerning the business of LGI relating to any of its products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of “Confidential Information” is information (i) that is or becomes part of the public domain, other than through your breach of this Agreement, or (ii) regarding LGI’s business or industry properly acquired by you in the course of your career as an employee in LGI’s industry and independent of your employment by LGI. For this purpose, information known or available generally within the trade or industry of LGI shall be deemed to be known or available to the public.

(e)          “Good Reason” shall mean your termination of your employment based upon one or more of the following events (except as a result of a prior Termination): (i) any material change (except a change in reporting relationship) in your position, responsibilities or assignment of duties materially inconsistent with your status prior to the Change of Control; (ii) any decrease in your Base Salary, target annual incentive or long term incentive award opportunity, or equity grants; (iii) any material reduction in health, welfare, pension or deferred compensation benefits as in effect immediately prior to the Change in Control; (iv) any breach of the terms of this Agreement by LGI after receipt of written notice from you and a reasonable opportunity to cure such breach; (v) LGI fails to obtain any successor entity’s assumption of its obligations to you hereunder; or (vi) upon relocation of you to a location more than 50 miles from our current headquarters.

(f)           “Separation From Service” shall have the meaning as set forth in Section 409A of the Code and the regulations and guidance issued thereunder.

(g)          “Termination” shall mean a “Separation From Service” as such phrase is defined above.

(h)          “Termination Date” shall mean the date on which there is a Termination.

4.	Non-Disclosure; Non-Solicitation; Non-Disparagement.

(a)          During the Term and thereafter, you shall not, without LGI’s prior written consent disclose to anyone (except in good faith in the ordinary course of business) or make use of any Confidential Information except in the performance of your duties hereunder or when required to do so by law. In the event that you are so ordered, you shall give prompt written notice to LGI sufficient to allow LGI the opportunity to object to or otherwise resist such order.

(b)          During the Term and for a period of 24 months thereafter, you shall not, without LGI’s prior written consent, solicit for employment, whether directly or indirectly, any person who at the time is employed by LGI or any affiliate.

(c)          You agree that, during the Term and thereafter (including following any Termination for any reason) you will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to LGI or its respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

5.            Resolution of Disputes.  Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof shall be resolved by binding arbitration, to be held at an office closest to LGI’s principal offices in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. Pending the resolution of any arbitration or court proceeding, LGI shall continue payment of all amounts and benefits due you hereunder. All reasonable costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be promptly paid on your behalf by LGI; provided, however, that no such expense reimbursement shall be made if and to the extent the arbitrator(s) determine(s) that any of your litigation assertions or defenses were in bad faith or frivolous.

6.            Effect of Agreement on Other Benefits; Complete Agreement.  Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to prohibit or restrict your participation in any other employee benefit or other plans or programs in which you currently participate. This is the entire agreement between you and LGI with respect to, and supersedes all prior arrangements concerning, the subject matter of this Agreement. [For the avoidance of doubt, this Agreement specifically supercedes your existing letter agreement with the Company, dated ____________, which is of no further force or effect.]

7.            Not an Employment Agreement.  This Agreement is not a contract of employment between you and LGI. LGI may terminate you at any time, subject to the terms of any employment agreement between you and LGI that may then be in effect.

8.            Assignability; Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (as applies to you) and permitted assigns. LGI agrees that in the event of a sale or transfer of assets, it shall take whatever action it legally can to cause such assignee or transferee to expressly assume LGI’s liabilities, obligations and duties hereunder.

9.          Governing Law/Jurisdiction.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of Minnesota without reference to principles of conflict of laws.

10.        Tax Compliance. Notwithstanding anything to the contrary herein, if either LGI or you determine in good faith that any payment or benefit due to you under this Agreement is subject to Section 409A(a)(2)(B)(i) of the Code, as amended (the six month distribution delay requirement for certain payments to key employees of publicly traded companies), such payment or benefit shall not be made or provided sooner than permitted under such Section 409A(a)(2)(B)(i) of the Code and shall be made or provided on the date that is the first business day after the date that is six months after the date of Separation From Service. LGI shall consult with you before making any such determinations.

Please acknowledge your acceptance of the terms of this Agreement by executing below and returning a copy to LGI.

LENOX GROUP INC

By:
Stewart M. Kasen, Chairman

Accepted:

Lenox Group Inc

Benefit Plans referred to in

Executive Continuity Agreements

•	Group Medical Plan
•	Group Dental Plan
•	Group Vision Plan
•	Section 125 Healthcare Reimbursement Plan (HCRA)
•	Section 125 Dependent Care Reimbursement Plan (DCRA)
•	Group Life Insurance, including option to purchase supplemental for self and/or dependent(s)
•	Group AD&D Insurance, including option to supplemental coverage for self and/or dependent(s)
•	Short-Term Disability Income Plan (self-insured)
•	Long-Term Disability Income Individual and Group Policies (Northwestern Mutual), including imputation to current income of employer-paid premium and corresponding tax reimbursement (“gross-up”)
•

D 56, Inc. 401k Retirement Savings Plan, including employer-paid match contribution (100% of first 3% of eligible compensation deferred, 50% of 4th% and 5th%) and employer-paid profit-sharing contribution (recent historical and future anticipated at 8% to 10% of cash compensation)

•

Executive Compensation Exchange Plan (“KEYSOP”), including employer-paid match contribution (2% of gross amount deferred by participant) and employer-paid profit-sharing contribution (restoring the percentage profit-sharing contribution contemplated of the D 56, Inc. 401k plan to the extent prohibited by the 401k rules under that plan or applicable law or regulation (eg, 415 limitation))

•	The Executive Nonqualified Excess Plan of Department 56, Inc.

Exhibit A to Executive Continuity Agreement

between __________ and Lenox Group Inc

EMPLOYEE RELEASE

_______________ (“Employee”), in consideration for the payment of monies and benefits by Lenox Group Inc (the “Company) pursuant to the Letter Agreement to which this Release is annexed as Exhibit A (the “Executive Continuity Agreement”), does hereby confirm her/his agreement and delivery of this Release by setting forth her/his signature in the space provided below.

Employee, on behalf of herself/himself and her/his heirs and representatives, hereby releases Company and all of its affiliates, predecessors, subsidiaries, successors, employees, officers, directors, agents, insurers, representatives, counsel, shareholders, and all other persons, entities, and corporations affiliated or related with any of them, from all liability for damages, claims, and demands, whether known or unknown, of any kind, including all claims for costs, expenses, and attorneys’ fees arising out of any events, acts, decisions, or omissions occurring prior to execution of this Release (including, but not limited to, Employee’s termination from employment with Company). Employee understands that this Release is a full, final, and complete settlement and release of all her/his claims whatsoever.

Employee further agrees that s/he will not institute any claim for damages, by charge or otherwise, nor otherwise authorize any other party, governmental or otherwise, to institute any claim for damages via administrative or legal proceedings against Company, its affiliates, predecessors, subsidiaries, successors, employees, officers, directors, agents, insurers, representatives, counsel, shareholders, and all other persons, entities, and corporations affiliated or related with any of them based on any events, acts, decisions, or omissions occurring prior to execution of this Release. Employee also waives the right to money damages or other legal or equitable relief awarded by any governmental agency related to any such claim.

ADDITIONALLY, THIS RELEASE SPECIFICALLY WAIVES ALL OF EMPLOYEE’S RIGHTS AND CLAIMS ARISING UNDER TITLE VII OF THE CIVIL RIGHTS ACT, AS AMENDED (42 U.S.C. § 2000e, et seq.); THE AMERICANS WITH DISABILITIES ACT (42 U.S.C. § 12101 et seq.); THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. § 621 et seq.), AS AMENDED; THE OLDER WORKERS’ BENEFIT PROTECTION ACT, AS AMENDED; AND THE MINNESOTA HUMAN RIGHTS ACT (MN STATUTES § 363A.01 et seq.). In connection with this waiver, Employee acknowledges and agrees to the following:

a.	Employee is not waiving any rights or claims under the Age Discrimination in Employment Act of 1967, as amended, that may arise after this Release is executed.
b.

Employee can waive rights or claims under the Age Discrimination in Employment Act only in exchange for consideration that this is in addition to anything of value to which Employee is already entitled.

c.

Employee has been informed of her/his right to rescind this Agreement as far as it extends to potential claims under the Minnesota Human Rights Act, § 363A.01 et seq., by written notice to the Company within fifteen (15) calendar days following her execution of this Release. To be effective, such written notice must be delivered either by hand or by mail to the Chief Executive Officer, Lenox Group Inc, 6436 City West Parkway Eden Prairie, MN 55344 , within the fifteen (15)-day period. If a notice of rescission is delivered by mail, it must be: 1) postmarked within the fifteen (15)-day period; 2) properly addressed to the Chief Executive Officer, as set forth above; and 3) sent by certified mail, return receipt requested.

d.

Employee has been informed of her/his right to revoke this Release as far as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S.C.§ 621 et seq., by informing the Company, through the Chief Executive Officer at the above referenced address, of her/his intent to revoke this Agreement within seven (7) calendar days following her execution of this Release.

e.

Employee understands that, in the event she/he timely delivers a notice of rescission and/or revocation hereunder, the Company may, at its discretion, either enforce the remaining provisions of the Executive Continuity Agreement, or void the entire Executive Continuity Agreement and require any payments made and/or benefits conferred as of that date to Employee be immediately repaid by Employee to the Company.

f.	Employee has carefully read and fully understands all of the provisions and effects of this Release and Employee knowingly and voluntarily entered into all of the terms set forth herein.

Employee’s signature below evidences Employee’s understanding and voluntary waiver of all claims against the Company, including but not limited to those pursuant to each of the statutes identified above in this Release.

Notwithstanding anything in this Release to the contrary, Employee does not release the Company of any of its obligations or any of Employee’s claims or demands (1) under any of the Company’s applicable insurance policies or any applicable indemnification agreement or law with respect to suits, demands, proceedings, or other claims arising out of events, occurrences, or conduct in connection with Employee’s conduct as a director, officer, or employee of the Company or any of its subsidiaries so long as, with respect to the events, occurrences, or conduct which give rise to any such suit, demand, proceeding, or other claim, Employee acted in good faith in the reasonable belief that Employee’s acts or omissions were in (or not opposed to) the best interest of the Company, (2) under the Executive Continuity Agreement or (3) under any employee pension benefit plan or employee welfare benefit plan under ERISA (“Employee Retirement Income Security Act”, 29 U.S.C. Sec 1001 et seq.), which rights shall be governed by the terms of any such plans maintained by the Company.

Date:

Exhibit B to Executive Continuity Agreement

between _______ and Lenox Group Inc

COMPANY RELEASE

Lenox Group Inc (the “Company”), in consideration for the release by ______________(“Employee”) pursuant to the Letter Agreement to which this Release is annexed as Exhibit B (the “Executive Continuity Agreement”), does hereby confirm its agreement and delivery of this Release by setting forth the signature of its duly authorized officer in the space provided below.

Company hereby releases Employee from all liability for damages, claims, and demands, whether known or unknown, of any kind, including all claims for costs, expenses, and attorneys’ fees, which the Company, its successors or assigns may have against Employee; provided, however, that the foregoing release shall not extend to, and the Company expressly does not release, any claim, known or unknown, which the Company, its successors, or assigns may have against Employee relating in any way to any misconduct by Employee prior to Employee’s termination of employment which constitutes “Cause” as such term is defined in the Executive Continuity Agreement.

Lenox Group Inc

Date:
Authorized Officer

4821-5236-5569\41/10/2007